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                                                                    Exhibit 99.1

                                                                     NASDAQ:BNTT

                                  BARNETT INC.
                                  NEWS RELEASE
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
FOR ADDITIONAL
INFORMATION, CONTACT:  AT THE COMPANY:                             AT THE FINANCIAL RELATIONS BOARD, INC.:
                       WILLIAM PRAY, CHIEF EXECUTIVE OFFICER       KATHLEEN M. BRUNSON
                       (904) 384-6530                              (312) 266-7800 (CHICAGO)
                       ANDREA LUIGA, CHIEF FINANCIAL OFFICER       PAULA SCHWARTZ
                       (904) 384-6530                              (212) 661-8030 (NEW YORK)
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FOR IMMEDIATE RELEASE

                  BARNETT INC. ANNOUNCES STRATEGIC ACQUISITION

JACKSONVILLE, FLORIDA - June 25, 1997--Barnett Inc. (Nasdaq:BNTT) a leading direct marketer and distributor of an extensive line of plumbing, electrical and hardware products, announced today that it has entered into an agreement in principle to purchase, for $4.0 million, subject to certain post closing adjustments, all of the assets of LeRan Gas Products, an operating unit of Waxman Industries, Inc., the Company's former parent company.

LeRan is a leading business-to-business direct marketer of approximately 3,400 products to the liquid propane gas industry, with estimate revenues this fiscal year of $8.0 million. Similar to Barnett, LeRan distributes its products through a dedicated telesales force, supported by a promotional flyer campaign. Commenting on the expected acquisition, William R. Pray, President and Chief Executive Officer stated: "LeRan Gas Products and Barnett present a good business fit from the standpoint of direct marketing, telesales and product lines. Because the sales, service, general and administrative functions of LeRan Gas Products are currently located in our Jacksonville headquarters, we expect that costs associated with combining the businesses will be immaterial. LeRan's business is a natural extension of our current operations and product

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mix, and as a result, we believe there is significant opportunity for revenue growth as we combine our operations."

Headquartered in Jacksonville, Florida, Barnett Inc. is a leading direct marketer and distributor of an extensive line of plumbing, electrical and hardware products to approximately 49,000 active customers throughout the United States. The Company markets its products through three distinct comprehensive catalogs supported by a nationwide network of distribution centers and a sophisticated telesales operation.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, including any statements contained herein which are not historical facts or which contain the word expect, believe or anticipate which shall be deemed to be forward-looking statements.


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